Exhibit 99.2

news release

FOR IMMEDIATE RELEASE

Media Contact

Michelle Guswiler

Senior Vice President

630.468.4760

Investor Contact

John Springer

Vice President

Investor Relations

630.468.4797

SIRVA NAMES JOHN R. MILLER AS CHAIRMAN OF THE BOARD

CHICAGO, January 5, 2006 — SIRVA, Inc. (NYSE: SIR), a global relocation services provider, announced today the appointment of current Board Member John R. Miller as non-executive Chairman of SIRVA’s Board of Directors.  Mr. Miller has been a member of SIRVA’s Board of Directors since December 1, 2005, and currently serves on the Board’s audit committee.

“We are extremely pleased that an executive with John’s experience, as well as his entrepreneurial drive, will serve as Chairman of SIRVA,” said Brian P. Kelley, President and Chief Executive Officer of SIRVA.  “Given his broad experience, he will be very valuable as we pursue our strategic business goals to further SIRVA’s leadership in the global relocation market.”

Mr. Miller was previously with The Standard Oil Company as president and chief operating officer and a member of the Board of Directors. Earlier, he served there as vice president of Finance, vice president of Transportation and senior vice president of Technology. After leaving Standard Oil, Mr. Miller founded and served as Chairman and CEO of TBN Holdings Inc., a company engaged in resource recovery, and Petroleum Partners, Inc., a firm that provided management services to the petroleum industry. He is currently a director of Eaton Corporation, Cambrex Corporation, and Graphic Packaging Corporation. He was a

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director of the Federal Reserve Bank of Cleveland for seven years and served as its chairman during the last two years of his term. Mr. Miller received a bachelor’s degree in chemical engineering with honors and an honorary Doctor of Commercial Science from the University of Cincinnati.

Mr. Miller replaces James W. Rogers, who will continue as a director of SIRVA.

About SIRVA, Inc.

SIRVA, Inc. is a leader in providing relocation solutions to a well-established and diverse customer base around the world.  The company is the leading global provider that can handle all aspects of relocations end-to-end within its own network, including home purchase and home sale services, household goods moving, mortgage services and insurance.  SIRVA conducts more than 365,000 relocations per year, transferring corporate and government employees and moving individual consumers.  The company operates in more than 40 countries with approximately 6,000 employees and an extensive network of agents and other service providers.  SIRVA’s well-recognized brands include Allied, northAmerican, Global, and SIRVA Relocation in North America; Pickfords, Huet International, Kungsholms, ADAM, Majortrans, Allied Arthur Pierre, Rettenmayer, and Allied Varekamp in Europe; and Allied Pickfords in the Asia Pacific region.  More information about SIRVA can be found on the company’s Web site at www.sirva.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical, but are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon SIRVA, Inc. and its subsidiaries.  There can be no assurance that future developments affecting us will be those anticipated by management.  These forward-looking statements are not a guarantee of future performance and involve risks, uncertainties and other factors, including without limitation those described under the caption “Business Risks” and other risks described in our 2004 Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time.  We do not intend, and are under no obligation, to update any particular forward-looking statement included in this release.

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